Exhibit 10.2

Kevin P. Clark
President and Chief Executive Officer

June 20, 2018

Ms. Mariya Trickett
[●]

Dear Mariya:

I am pleased to formally extend this offer of employment to you as Senior Vice President and Chief Human Resource Officer, effective as of a date to be mutually agreed upon. I am sending this written offer to confirm your compensation details and to provide further background on our plans and programs.

The following provides a summary of Aptiv’s offer:

Base Salary: We are pleased to offer you an initial base salary at an annual rate of $500,000. Your base salary will be reviewed from time to time in accordance with normal Aptiv practice.

Target Annual Incentive: You are also eligible for our annual incentive plan. Your target annual incentive compensation will be 75% of your base salary, or $375,000 at the time of hire. The target has the potential to pay out in the range of 0 – 200%, depending on your individual performance and the company’s performance. For the calendar year 2018, you are guaranteed to receive the full target amount, which will be paid in February 2019.

Long Term Incentive: Your annual long-term incentive target value will be $1,175,000, delivered as an equity award granted annually in February. Your annual award will be denominated in shares: 25% in time-based Restricted Stock Units, which vest ratably over a three-year period beginning on the one-year anniversary of the grant, and 75% in Performance-Based RSUs tied to Aptiv’s performance against metrics (currently these metrics are Average Return on Net Assets, Cumulative Net Income and Relative Total Shareholder Return). The PRSUs cliff vest at the end of the third calendar year and will be distributed as soon as possible following confirmation of the company’s performance against the metrics. Your first annual long‑term incentive award will be issued in October 2018 and will vest in accordance with the standard vesting schedule. As a condition to receiving your first long-term incentive grant, you will be required to sign a confidentiality and non-interference agreement. The agreement will be provided to you for signature at the time of the grant.

Other Payments: In recognition of the forfeited equity you will leave behind with your current employer, Aptiv will provide a special one-time grant of time based RSUs in the amount of $450,000, which will vest ratably over three years in February of 2019, 2020, and 2021. This one-time grant will be issued in October 2018.

Signing Bonus: If you accept this offer, you will receive a signing bonus in the amount of $450,000. Receipt of this signing bonus is contingent upon you signing an agreement indicating that you will repay the bonus if you voluntarily leave employment with Aptiv within the first 12 months of your employment.

Benefits: In addition to the compensation elements described above, you are also eligible for our benefits package. Currently, our benefits package includes a Salaried Retirement Savings Plan
5725 Innovation Drive, Troy, Michigan USA 48098

Ms. Mariya Trickett

June 20, 2018
(401(k)), a Supplemental Retirement Executive Savings Plan (SRESP), health care, life and disability insurance plans. Additional information on these benefits is provided in the attachments to this offer letter. You will also be eligible for 20 vacation days, pro-rated per your 2018 start date, and 5 designated time off (DTO) days per calendar year.

Other: As a section 16 officer, you will be eligible for Aptiv’s Change in Control and Officer Severance plans, and subject to the Stock Ownership Guidelines, all of which are described on the attachment entitled Aptiv Benefits.

In accordance with Aptiv policy and contingent upon your acceptance of this offer, a background verification process will be conducted. You are also responsible for completing a pre-employment drug screen. Your employment is contingent upon the results of the background verification and the drug screen. We will work with you to find a convenient screening site near your home. In addition, your employment with Aptiv is contingent upon the completion of a reference check.

If you have any questions, please contact me at [●].

To accept this offer, please sign and complete the information in the appropriate box below and send to me at the email address listed above.

On behalf of the entire senior leadership team, we look forward to welcoming you to Aptiv.

Sincerely,

Enclosures

By signing below, I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Aptiv may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time. I further acknowledge and understand that my employment with Aptiv will be considered “at will,” and subject to termination at any time by Aptiv or me for any reason.